As filed with the Securities and Exchange Commission on February 9, 2000
                                                      Registration No. 333-40315

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ______________________

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                           REGISTRATION STATEMENT ON
                                   FORM S-8
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                       INTERNEURON PHARMACEUTICALS, INC.
                       --------------------------------
            (Exact name of registrant as specified in its charter)
                            ______________________


               Delaware                                      04-3047911
(State or other jurisdiction of Incorporation)     (I.R.S. Employer I.D. number)

                             ______________________

                                99 Hayden Avenue
                              Lexington, MA 02421
                                 (781) 861-8444
   (Address and telephone number of Registrant's principal executive offices)
                             ______________________

                           1997 EQUITY INCENTIVE PLAN
                              (Full Title of Plan)
                             ______________________

          Glenn L. Cooper, M.D., President and Chief Executive Officer
                                99 Hayden Avenue
                              Lexington, MA 02421
                                 (781) 861-8444
              (Address and telephone number of agent for service)
                             ______________________

                                    COPY TO:

                             Josef B. Volman, Esq.
                              Burns & Levinson LLP
                               125 Summer Street
                             Boston, MA 02110-1624
                                 (617) 345-3000

================================================================================


                        CALCULATION OF REGISTRATION FEE

 Title of                Amount to be         Proposed Maximum      Proposed Maximum        Amount of
 Securities to be        Registered           Offering Price        aggregate offering      Registration Fee
 Registered                                   per unit              price
-------------------------------------------------------------------------------------------------------------
Common Stock,            1,750,000 (1)        $11.125 (2)           $19,468,750             $5,899.62 (3)
$.001 par Value
Per Share
-------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416 promulgated under the Securities Act an additional undeterminable number of shares of Common Stock is being registered to cover any adjustment in the number of shares of Common Stock pursuant to the anti-dilution provisions of the 1997 Equity Incentive Plan. Includes 675,000 shares which were also registered for sale by certain Selling Stockholders.

(2) Based on the average of the high and low sales price of the Common Stock as of November 12, 1997 and estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)  Previously paid.

                               __________________

                               EXPLANATORY NOTE

     The first part of this Registration Statement has been prepared in accordance with the requirements of Form S-8 and is intended to be used to register shares to be issued and sold pursuant to the Interneuron Pharmaceuticals, Inc. 1997 Equity Incentive Plan (the "Plan"). The Reoffer Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings or resales of common stock to be acquired by the participants in the Plan who are deemed control persons of the Company. This Amendment No. 1 to the Registration Statement is being filed to add one additional stockholder and to update certain information in the Reoffer Prospectus.

                              PART I OF FORM S-8

     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                              REOFFER PROSPECTUS

                       INTERNEURON PHARMACEUTICALS, INC.
                        450,000 shares of Common Stock

     This Prospectus relates to the resale of 450,000 shares (the "Shares") of our Common Stock, par value $.001 per share which are issuable, subject to vesting and certain other conditions, pursuant to restricted stock awards granted to our executive officers under our 1997 Equity Incentive Plan. The Reoffer Prospectus is being filed as part of a Registration Statement on Form S-8 to enable our executive officers to sell the shares issuable to them in the public market from time to time. The shares vest in installments as follows:
175,000 Shares in January 1999, 25,000 Shares in May 1999, 25,000 Shares in December 1999, 200,000 Shares in January 2000 and 25,000 Shares in May 2000.

     The plan covers a total of 1,750,000 shares of Common Stock which may be issued under restricted stock awards, subject to vesting and certain other conditions. The plan was authorized for adoption by the Board of Directors in October 1997 and, pursuant to Board authorization, approved by the Compensation Committee of the Board in November 1997, as an integral component of a management and employee incentive and retention program. The Board determined that such program, including the Plan, was in our best interests in order to retain, motivate and provide incentive to our management and other employees, particularly in response to the perceived risk of attrition of key personnel and employee morale issues resulting after the market withdrawal of Redux in September 1997 and related negative media coverage and legal proceedings. See "Risk Factors".

     As of February 3, 2000, restricted stock awards to acquire an aggregate of 1,463,666 shares have been granted to employees in consideration of services rendered or to be rendered to us by such employees; 149,334 of such restricted stock awards have been cancelled due to employment terminations and 738,696 of such restricted stock awards have vested and been exercised. Restricted stock awards to acquire an aggregate of 625,000 shares have been granted to current executive officers, 175,000 of such restricted stock awards have vested and been exercised. There are outstanding restricted stock awards to acquire a total of 575,636 shares, of which 450,000 are held by current executive officers, and there are 435,668 shares reserved for issuance pursuant to future grants of restricted stock awards. The number of shares subject to restricted stock awards granted to each individual was based primarily on the employee's compensation and service.

     The selling stockholders may sell all or a portion of the Shares from time to time in transactions on the Nasdaq National Market or other exchanges or markets on which the shares may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale or through other means. Sales may be effected at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The selling stockholders may effect sales by selling the Shares to or through broker-dealers (including broker-dealers which may be affiliated with any of them) and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the selling stockholders will be received by us. We have agreed to bear expenses in connection with the registration and sale of the Shares being offered by the selling stockholders. We have also agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

     Our Common Stock trades on the Nasdaq National Market under the symbol IPIC. On February 4, 2000, the closing price of the Shares was $2.3125 per share.

                             ______________________

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS"
                    BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                             ______________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ______________________

The date of this Prospectus is February 9, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-8 under the Act covering the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract; agreement or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract, agreement or document. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission. Reports and other information filed by us with the Commission can be inspected and copies at the public reference facilities maintained by the Commission at the following addresses: the Northeast Regional Office, Securities and Exchange Commission, Carmen J. Lawrence, Regional Director, Seven World Trade Center, Suite 1300, New York, New York 10048; and the Midwest Regional Office, Mary Keefe, Regional Director, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. You may also call the SEC at 1-800-SEC-0330 for more information.

                             ______________________

     Redux(TM) is a trademark of Les Laboratories Servier, licensed to us and American Home Products Corp. ("AHP"). CerAxon (TM) is a trademark owned by or licensed to the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (File No. 0-18728) pursuant to the Exchange Act are incorporated herein by reference:

(1) Our Annual Report on Form 10-K for the fiscal year ended September 30, 1999, including any documents or portions thereof incorporated by reference therein and all amendments thereto;

(2) Our definitive proxy statement dated January 28, 2000, except the Compensation Committee Report on executive compensation and the performance graph included in the proxy statement, filed pursuant to Section 14 of the Exchange Act;

(3) Our Registration Statement on Form 8-A declared effective on March 8, 1990, as amended, registering the Common Stock under the Exchange Act; and

(4) All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. We will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to Interneuron Pharmaceuticals, Inc., 99 Hayden Avenue, Lexington, Massachusetts 02421,
Attention: Chief Financial Officer, telephone (781) 861-8444.


                           FORWARD-LOOKING STATEMENTS

  Statements in this Form S-8 that are not statements or descriptions of historical facts are "forward-looking" statements under Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. These forward-looking statements and other forward-looking statements made by the Company or its representatives include, without limitation, statements regarding the Redux-related litigation, the Company's ability to successfully develop, obtain regulatory approval for and commercialize any product, to enter into corporate collaborations or obtain sufficient additional capital to fund operations, and are based on a number of assumptions. The words "believe," " expect," "anticipate," "intend," "plan," "estimate" or other expressions which are predications of or indicate future events and trends and do not relate to historical matters identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements as they involve risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under "Risk Factors" and elsewhere in, or incorporated by reference into, this Form S-8. These factors include, but are not limited to, risks relating to the Redux-related litigation; uncertainties relating to clinical trials of citicoline; regulatory approval and commercialization of citicoline; need for additional funds; uncertainties relating to clinical trials, regulatory approval and commercialization of other products; product liability; dependence on third parties for manufacturing and marketing; competition; government regulation; risks associates with contractual arrangements; limited patents and proprietary rights; dependence on key personnel; uncertainty regarding pharmaceutical pricing and reimbursement and other risks. The forward-looking statements represent the Company's judgment and expectations as of the date of this Report. The Company assumes no obligation to update any such forward-looking statements. See "Risk Factors".

                               TABLE OF CONTENTS

                                                                    Page

Where You Can Find More Information.............................     3
Incorporation of Certain Documents by Reference.................     3
About Us........................................................     6
Risk Factors....................................................     8
Use of Proceeds.................................................    18
Selling Stockholders............................................    18
Plan of Distribution............................................    20
Description of Securities.......................................    20
Legal Matters...................................................    23
Experts.........................................................    23

                                    ABOUT US

     We are a biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates for central nervous system and other disorders, including multiple compounds in late-stage clinical development. We seek to acquire, develop and commercialize products with market experience or that are in clinical or late pre-clinical development. We are currently developing or have certain rights to four drugs: citicoline for ischemic stroke, pagoclone for panic and anxiety disorder, trospium for overactive bladder and IP 501 for cirrhosis of the liver. Other products and compounds, in earlier stages of clinical or pre-clinical development, to which we have rights, include PACAP (pituitary adenylate cyclase activating polypeptide) for stroke, diabetes and other neurodegenerative diseases, and LidodexNS for migraine headache.

     In August 1999, we completed enrollment of 899 patients in a Phase 3 clinical trial with citicoline (current tradename CerAxon). In December 1999, we licensed exclusive rights to commercialize citicoline in the U.S. and Canada to Takeda Chemical Industries, Ltd. ("Takeda"). A preliminary analysis of the 899-patient Phase 3 clinical trial with citicoline failed to meet its primary endpoint, a measure of improvement in neurological function among patients suffering from moderate to severe ischemic stroke. The double blind, placebo controlled trial, known as ECCO 2000 (Effects of Citicoline on Clinical Outcome
- 2000 mg), was conducted at more than 170 hospitals in the U.S. and Canada. The pre-specified, primary outcome measurement of the trial was the comparison of the percentages of patients treated with citicoline or placebo who achieved at least a 7-point improvement on NIHSS (National Institutes of Health Stroke Scale) scores from enrollment through the combined 12-week treatment and follow-up period. Secondary outcomes included additional comparisons of neurological function and infarct volume measurements among citicoline and placebo patients at the end of the study. Decisions regarding any future U.S. development of citicoline will be made in consultation with Takeda. Under our agreement with Takeda, Takeda has the right to terminate the agreement relating to citicoline, and thereafter to have an exclusive option to negotiate a license to any of our other products, excluding pagoclone.

     We are also developing pagoclone, a novel treatment for panic and generalized anxiety disorders. A Phase 2/3 clinical trial involving 277 patients showed that treatment with pagoclone statistically significantly reduced the frequency of panic attacks among patients suffering from panic disorder. In December 1999, we licensed exclusive worldwide rights to commercialize pagoclone to Warner-Lambert Company ("Warner-Lambert").

     In November 1999, we obtained an exclusive U.S. license to trospium, a prescription drug product currently marketed as a treatment for overactive bladder in several European countries. We currently intend to file an Investigational New Drug application ("IND") for this drug in 2000.

     We have an exclusive option to negotiate a license to a compound known as IP 501 for the treatment and prevention of liver diseases, including alcohol-induced cirrhosis and Hepatitis C. IP 501 is currently being studied in a Phase 3 clinical trial sponsored by the Veterans Administration.

     On September 15, 1997, we announced a market withdrawal of our first prescription product, the weight loss medication Redux (dexfenfluramine hydrochloride capsules) C-IV, which had been launched by AHP, our licensee, in June 1996. Simultaneously, Wyeth-Ayerst Laboratories ("Wyeth-Ayerst"), a division of AHP, announced withdrawal of the weight loss medication Pondimin (fenfluramine hydrochloride tablets) C-IV ("Pondimin"). Following the withdrawal, we have been named, together with other pharmaceutical companies, as a defendant in approximately 2,160 product liability legal actions, many of which purport to be class actions, in federal and state courts involving the use of Redux and other weight loss drugs.

     On September 27, 1999, the U.S. District Court for the Eastern District of Pennsylvania (the "District Court") rejected a proposed agreement preliminarily approved by the District Court in September 1998 to settle all product liability litigation and claims against us related to Redux, finding that the proposed agreement did not meet the requirements for limited fund class actions, as recently described by the United States Supreme Court in Ortiz v. Fibreboard
                                                         -------------------
Corp.  The District Court also vacated the stays of pending and future
-----
litigation that were previously in effect. We filed a petition with the U.S. Court of Appeals for the Third Circuit on October 12, 1999, seeking review of the District Court's ruling. That petition is still pending.

     On November 23, 1999, the District Court preliminarily approved a proposed nationwide settlement of AHP's product liability litigation related to Redux and Pondimin. After attempting unsuccessfully to negotiate a settlement with AHP, on January 24, 2000, we filed a complaint seeking substantial but unspecified damages against AHP in the Superior Court of the Commonwealth of Massachusetts. The complaint alleges that AHP and its subsidiary, Wyeth-Ayerst, deliberately withheld and concealed information from us regarding possible health risks associated with the use of "fen-phen," a combination of Pondimin and phentermine. Pondimin was marketed solely by AHP, while Redux was marketed by AHP and co-promoted by us. The complaint seeks treble damages and attorneys' fees pursuant to Massachusetts law for AHP's knowing and willful deceptive acts and practices, fraud and misrepresentations. AHP has not responded to our complaint and we cannot predict the outcome of such litigation.

     As of February 3, 2000, restricted stock awards to acquire an aggregate of 1,463,666 shares have been granted to employees in consideration of services rendered or to be rendered to us by such employees; 149,334 of such restricted stock awards have been cancelled due to employment termination and 738,696 of such restricted stock awards have vested and been exercised. Restricted stock awards to acquire an aggregate of 625,000 Shares have been granted to current executive officers, 175,000 of such restricted stock awards have vested and been exercised. There are outstanding restricted stock awards to acquire a total of 575,636 shares, of which 450,000 are held by current executive officers, and there are 435,668 shares reserved for issuance pursuant to future grants of restricted stock awards. The number of shares subject to restricted stock awards granted to each individual was based primarily on the employee's compensation and service.

     The shares subject to the awards granted to the executive officers vest in installments as follows: 175,000 shares in January 1999, 25,000 shares in each of May and December 1999, 200,000 shares in January 2000 and 25,000 shares in May 2000 and have been registered for resale herein. See "Selling Stockholders." We have incurred and will continue to incur compensation expense over the vesting period of the 1,314,332 shares subject to restricted stock awards which vested or are currently outstanding. These charges are expected to aggregate approximately $14.1 million, of which approximately $13.2 million was incurred through December 31, 1999 and the remainder will be incurred through the quarter ending June 30, 2000.

     We were incorporated in the State of New York in October 1988 and in March 1990 were reincorporated in Delaware. Our executive offices are located at One Ledgemont Center, 99 Hayden Avenue, Lexington, Massachusetts 02421-7966. Our telephone number is 781-861-8444, our fax number is 781-861-3830, and our Internet website is http://www.interneuron.com.

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. Each prospective investor should carefully consider the following risk factors, as well as others described elsewhere or incorporated by reference in this Prospectus, before making an investment. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or documents incorporated by reference herein.

The outcome of the Redux litigation could materially harm us.

On September 15, 1997, we announced a market withdrawal of our first prescription product, the weight loss medication Redux (dexfenfluramine hydrochloride capsules) C-IV, which had been launched by AHP, our licensee, in June 1996. Simultaneously, Wyeth-Ayerst announced withdrawal of the weight loss medication Pondimin (fenfluramine hydrochloride tablets) C-IV. Following the withdrawal, we have been named, together with other pharmaceutical companies, as a defendant in approximately 2,160 product liability legal actions, many of which purport to be class actions, in federal and state courts involving the use of Redux and other weight loss drugs.

On September 27, 1999 the District Court rejected a proposed agreement preliminarily approved by the District Court in September 1998 to settle all product liability litigation and claims against us related to Redux. The District Court found that the proposed agreement did not meet the requirements for limited fund class actions, as recently described by the United States Supreme Court in Ortiz v. Fibreboard Corp. The District Court also vacated the
                 -------------------------
stays of pending and future litigation that were previously in effect against us. We filed a petition with the U.S. Court of Appeals for the Third Circuit on October 12, 1999, seeking review of the District Court's ruling. That petition is still pending.

On November 23, 1999, the District Court preliminarily approved a proposed nationwide settlement of AHP's product liability litigation related to Redux and Pondimin. After attempting unsuccessfully to negotiate a settlement with AHP, on January 24, 2000, we filed a complaint seeking substantial but unspecified damages against AHP in the Superior Court of the Commonwealth of Massachusetts. The complaint alleges that AHP and its subsidiary, Wyeth-Ayerst, deliberately withheld and concealed information from us regarding possible health risks associated with the use of "fen-phen," a combination of the drugs Pondimin and phentermine. The complaint seeks treble damages and attorneys' fees pursuant to Massachusetts law for AHP's knowing and willful deceptive acts and practices, fraud and misrepresentations. AHP has not responded to our complaint and we cannot predict the outcome of such litigation or its effect on us.

In the absence of a settlement, the ongoing Redux-related product liability litigation is proceeding against us. The existence of such litigation may continue to materially adversely affect our business, including our ability to obtain sufficient financing to fund operations. In addition, although we are unable to predict the outcome of any such litigation, if successful uninsured or insufficiently insured claims, or if a successful indemnification claim, were made against us, our business, financial condition and results of operations could be materially adversely affected. In addition, the costs and uncertainties associated with these legal actions have had, and may continue to have, an adverse effect on the market price of our Common Stock and on our ability to obtain corporate collaborations or additional financing to satisfy cash requirements, to retain and attract qualified personnel, to develop and commercialize products on a timely and adequate basis, to acquire rights to additional products, and to obtain product liability insurance for other products at costs acceptable to us, or at all, any or all of which may materially adversely affect our business, financial condition and results of operations.

We may not obtain any additional revenues from citicoline.

Since the Phase 3 clinical trial with citicoline did not demonstrate desired results, it is uncertain as to whether Takeda will continue to commercialize citicoline or that we will ever obtain additional revenues from citicoline.

We may depend on Takeda and other third parties to manufacture and market citicoline.

Since the Phase 3 clinical trial with citicoline did not demonstrate desired results, Takeda may not continue to commercialize citicoline. However, if Takeda determines to commercialize citicoline, we will be dependent upon Takeda or other third parties to manufacture and supply citicoline bulk compound, finished product and packaging under current U.S. Good Manufacturing Practices ("cGMP") regulations. We will also be dependent on Takeda for the marketing and distribution of citicoline. Our agreement with Ferrer requires the purchase from Ferrer of citicoline bulk compound for commercial purposes at fixed prices, subject to certain conditions. If such conditions permit the purchase of bulk compound from a third party, we entered into an agreement with a manufacturer to supply citicoline bulk compound for commercial purposes and have assigned this agreement to Takeda. Takeda or its suppliers may be unable to establish on a timely basis, or maintain, manufacturing capabilities of bulk compound and finished product and may not be able to meet market requirements on a timely basis or at all, which would materially adversely affect our business.

Any citicoline manufacturing facilities are subject to FDA inspection both before and after NDA approval to determine compliance with cGMP requirements. Facilities used to produce citicoline may not have complied, or may not be able to maintain compliance, with cGMP. The cGMP regulations are complex and failure to be in compliance could lead to non-approval or delayed approval of the NDA. This would delay product launch or, if approval is obtained, may result in remedial action, penalties and delays in production of material acceptable to the FDA.

We may not be able to collaborate with third parties to commercialize certain other products if Takeda terminates the citicoline license agreement.

If Takeda terminates the Takeda Agreement, it will have an exclusive option to negotiate a license to any of our other products, excluding pagoclone, which would materially adversely affect our ability to collaborate with any third parties other than Takeda. The exclusive option license negotiation period covering all products other than pagoclone extends for ten months, and the right of first offer for a compound selected by Takeda prior to the end of the ten month period extends for an additional six months. Our potential inability to enter into licenses or other collaborations during this period could adversely affect our ability to fund development of the products subject to Takeda's option, which could materially affect our operations and financial condition.

We will depend on Warner-Lambert to develop, manufacture and market pagoclone.

Under the Warner-Lambert Agreement, we do not have control over the development or commercialization of pagoclone. We would be materially adversely affected if Warner-Lambert does not successfully develop pagoclone. We will be dependent on Warner-Lambert to manufacture pagoclone under current cGMP regulations. We will also be dependent on Warner-Lambert for the marketing and distribution of pagoclone.

We will rely on third parties to commercialize our products.

We require substantial additional funds to complete development of our products and do not intend to manufacture or market our own products. We pursue corporate partners to fund development of our products. We may not be successful in finding corporate partners or obtaining other financing and, if obtained, the terms of any such arrangements may not be favorable to us. If we are not able to obtain any such corporate partners or financing, development of our products could be delayed or curtailed, which could materially adversely affect our operations and financial condition.

Any collaborative partners may not be successful in commercializing our products or may terminate their collaborative agreements with us. If we obtain any collaborative arrangements, we will depend on the efforts of these collaborative partners and we will have limited or no control over the manufacture and commercialization of the products subject to the collaboration. If certain of our collaborative partners terminate the related agreements or fail to manufacture or commercialize products, we would be materially adversely affected. Because we will generally retain a royalty interest in sales of products licensed to third parties, our revenues may be less than if we marketed products directly.

We need additional funds in the near future.

We may require additional funds after fiscal 2000. We continue to expend substantial funds for product development activities. We do not have any commitments or arrangements for additional financing.

Our cash requirements and cash resources will vary significantly depending upon the following principal factors:

     . the costs of pursuing our complaint against AHP regarding Redux, and the outcome of such litigation;

     . the outcome of the Redux product liability litigation against us and the timing and amount of any payments or settlements we may have to make;

     . the adequacy of our product liability insurance to fund our defense against the Redux product liability litigation against us; and

     . whether Takeda elects to terminate or continue the Takeda Agreement and whether the FDA authorizes citicoline for marketing in the U.S.

As a result of the uncertainties and costs associated with the Redux-related litigation, the results of the 899-person Phase 3 citicoline trial, market conditions, and other factors generally affecting our ability to raise additional funds, we may not be able to obtain sufficient additional funds to satisfy cash requirements or may be required to obtain financing on terms that are not favorable to us. This may require us to curtail our operations or delay development of our products.

We have a history of losses and expect losses to continue.

Through September 30, 1999, we had accumulated net losses since inception of approximately $270,000,000. We expect to have future losses and to use cash in operating activities. We will be required to conduct significant development and clinical testing activities for the products we are developing. These activities are expected to result in continued operating losses for the foreseeable future. We cannot predict the extent of future losses or the time required to achieve or sustain profitability. In addition, payments made by us under the Redux product liability litigation or any settlement related thereto would result in significant charges to operations and would materially adversely affect our results of operations and financial condition.

We may never be profitable.

We may never achieve or sustain profitability. Substantially all of our product revenues had been derived from Redux, which was withdrawn from the market in September 1997. We have experienced, and may continue to experience, fluctuations in revenues as a result of the Redux withdrawal, regulatory filings or approvals, product launches, the timing of license fees, royalties, product shipments, and milestone payments.

We rely on the favorable outcome of clinical trials of our products.

Before obtaining regulatory approval for the commercial sale of any of the pharmaceutical products we are developing, we or our licensees must demonstrate that the product is safe and efficacious for use in each target indication. If clinical trials do not demonstrate the safety and efficacy of certain products under development, we will be materially adversely affected. The results of preclinical studies and early clinical trials may not predict results that will be obtained in large-scale testing or use. Clinical trials of products we are developing may not demonstrate the safety and efficacy of such products. Regardless of clinical trial results, the FDA may not approve marketing of the product. A number of companies in the pharmaceutical industry, including the Company, have suffered significant setbacks in advanced clinical trials or have not received FDA approval, even after promising results in earlier trials. We withdrew our NDA for citicoline to treat ischemic stroke in April 1998 after receipt of negative results in a small Phase 3 clinical study and conducted a third 899-person pivotal Phase 3 clinical study that did not achieve its primary end point.

We could be materially harmed if our agreements were terminated.

Our agreements with licensors and licensees generally provide the other party with rights to terminate the agreement, in whole or in part, under certain circumstances. Many of our agreements require us to diligently pursue development of the underlying product or risk loss of the license or incur penalties. Termination of certain agreements could substantially reduce the likelihood of successful commercialization of a particular product. Depending upon the importance to us of the product that is subject to any such agreement, this could materially adversely affect our business. In particular, termination of our agreement with Takeda and/or our agreement with Warner-Lambert would preclude the receipt of future milestone and royalty payments and materially adversely affect us. Ferrer has the right to terminate the Ferrer Agreement in the event FDA approval of citicoline is not obtained by January 2002, subject to certain extensions, or in the event an unaffiliated party acquires 50% of our Common Stock.

We have product liability exposure and insurance uncertainties related to our products.

The use of products in clinical trials and the marketing of products may expose us to substantial product liability claims and adverse publicity. Certain of our agreements require us to obtain specified levels of insurance coverage, naming the other party as an additional insured. We may not be able to maintain or obtain insurance coverage, or to obtain insurance in amounts sufficient to protect us or other named parties against liability, at a reasonable cost, or at all. In addition, any insurance obtained may not cover any particular liability claim. We can't predict the extent to which the Redux-related litigation may affect our ability to obtain sufficient product liability insurance for other products at costs acceptable to us. We have indemnified certain licensors and licensees and may be required to indemnify additional licensors or licensees against product liability claims incurred by them as a result of products we develop or market. If uninsured or insufficiently insured product liability claims arise, or if a successful indemnification claim was made against us, our business and financial condition could be materially adversely affected.

If we fail to comply with government regulations it could negatively affect our business.

Our research, development and pre-clinical and clinical trial activities and the manufacturing and marketing of our products are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and other countries. The process of obtaining required regulatory approvals for drugs, including conducting preclinical and clinical testing, is lengthy, expensive and uncertain. Even after such time and expenditures, we may not obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products. Regulatory approval may entail limitations on the indicated usage of a drug, which may reduce the drug's market potential. Even if regulatory clearance is obtained, post-market evaluation of the products, if required, could result in restrictions on a product's marketing or withdrawal of the product from the market as well as possible civil or criminal sanctions. We will depend upon the manufacturers of our products to comply with cGMP. We also depend on laboratories and medical institutions conducting preclinical studies and clinical trials to maintain both good laboratory and good clinical practices. We may not be able to obtain on a timely basis, or at all, cGMP manufacturers capable of producing product to meet our requirements, which would materially adversely affect our ability to commercialize these products.

In addition, we and our collaborative partners may be subject to regulation under state and federal laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other local, state, federal and foreign regulation. We cannot predict the impact of such regulation on us, although it could be material and adverse.

We have limited patent protection on our products.

Our future success will depend to a significant extent on our ability to:

     .    obtain and enforce patent protection on our products and technologies;
     .    maintain trade secrets; and
     . operate and commercialize products without infringing on the patents or proprietary rights of others.

Our patents may not afford any competitive advantages and may be challenged or circumvented by third parties. Further, patents may not issue on pending patent applications. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, reducing any advantage of the patent.

Our licensed U.S. patent covering the administration of citicoline to treat patients afflicted with conditions associated with the inadequate release of brain acetylcholine expires in 2003. This patent, along with the additional patents issued to us relating to citicoline, may not afford protection against competitors of citicoline to treat ischemic stroke.

Our license to trospium does not include any patents expected to be used in commercializing the product.

Our business may be materially adversely affected if we fail to obtain and retain needed patents, licenses or proprietary information. Others may independently develop similar products. Furthermore, litigation may be necessary:

     .    to enforce any of our patents;
     .    to determine the scope and validity of the patent rights of others; or
     . in response to legal action against us claiming damages for infringement of patent rights or other proprietary rights or seeking to enjoin commercial activities relating to the affected product or process.

The outcome of any litigation is highly uncertain. Any litigation may also result in significant use of management and financial resources.

To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals generally will not become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

We may depend on market exclusivity for citicoline and other products.

Assuming regulatory approvals are obtained, our ability to commercialize successfully certain drugs, including citicoline and trospium, may depend on the availability of market exclusivity or patent extension under the Waxman-Hatch Act. The marketing of citicoline and trospium could be materially adversely affected if marketing exclusivity or patent extension provisions are not available to us.

Our products may be unable to compete successfully with other products.

Competition from other pharmaceutical companies is intense and expected to increase. We are aware of existing products and of products under development by our competitors that address diseases we are targeting and competitors have developed or are developing products or technologies that are, or may be, the basis for competitive products.

     . With respect to citicoline, Genentech, Inc. markets Activase, a thrombolytic agent, as a treatment for stroke. We are aware that other companies are conducting clinical trials on a number of other products for stroke which could also compete with citicoline.

     . Pagoclone would compete with a number of drugs available and under development to treat anxiety or panic disorders, including serotonergic drugs such as BuSpar, Paxil, Zoloft and Prozac and benzodiazepines such as Valium and Xanax.

     . Trospium would compete with other therapies for overactive bladder, including anticholinergics, such as Detrol and Ditropan and Ditropan XL. In addition, we are aware of other companies evaluating specific antimuscaranic and antispasmodics for overactive bladder in preclinical and clinical development.

Many of the other companies who market or are expected to market competitive drugs or other products are large, multinational companies who have substantially greater marketing and financial resources and experience than us. We may not be able to develop products that are more effective or achieve greater market acceptance than competitive products. In addition, our competitors may develop products that are safer or more effective or less expensive than those we are developing or that would render our products less competitive or obsolete. As a result, our products may not be able to compete successfully. In addition, royalties payable to us under certain agreements may be reduced if there is generic competition.

Many companies in the pharmaceutical industry also have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing products. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies.

We may be affected by changes in pharmaceutical pricing and reimbursement.

Efforts of governmental and third-party payors to contain or reduce the cost of health care will affect our business. Successful commercialization of many of our products may depend on the availability of reimbursement for the cost of such products and related treatment from third-party health care payors, such as the government, private insurance plans and managed care organizations. Third-party payors are increasingly challenging the price of medical products and services. Such reimbursement may not be available for any of our products at all or for the duration of the recommended treatment with the drug, which could materially adversely affect our ability to commercialize the drug. The increasing emphasis on managed care in the U.S. continues to increase the pressure on pharmaceutical pricing.

There have been, and we anticipate that there will continue to be, a number of proposals to implement government control over the pricing or profitability of prescription pharmaceuticals, as is currently the case in many foreign markets. The announcement or adoption of such proposals could adversely affect us. Furthermore, our ability to commercialize our products may be adversely affected to the extent that such proposals materially adversely affect the business, financial condition and profitability of companies that are prospective collaborative partners.

Many of our products are early stage and may not be successful.

We have rights to several pharmaceutical compounds at various stages of development. The products we are developing are subject to the risk that any or all of them are found to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances. We are unable to predict whether any of our products will receive regulatory clearances or be successfully manufactured or marketed. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time frames for commercialization of any products or procedures are long and uncertain.

We depend upon key personnel and consultants.

We are dependent on certain executive officers and scientific personnel and our business would be adversely affected by the loss of certain of these individuals. In addition, we rely on independent consultants to design and supervise clinical trials and assist in preparation of FDA submissions.

Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any qualified employees, or an inability to attract, retain and motivate highly skilled employees, could adversely affect our business and prospects. The uncertainties associated with the ongoing Redux-related litigation has adversely affected our ability to recruit and retain qualified personnel. We may not be able to attract additional qualified employees or retain our existing personnel.

Our company is controlled by certain stockholders.

Our executive officers, directors and principal stockholders (including individuals or entities related to such stockholders) beneficially own approximately 38% of our outstanding Common Stock. Accordingly, these officers, directors and stockholders may have the ability to exert significant influence over the election of our Board of Directors and to determine corporate actions requiring stockholder approval.

We may issue preferred stock with preferential rights that could affect your rights and prevent a takeover of the business.

Our Board of Directors has the authority, without further approval of our stockholders, to fix the rights and preferences of and to issue shares of preferred stock. The preferred stock held by AHP provides that AHP's consent is required prior to a merger of the Company, the sale of substantially all of our assets or certain other transactions. In addition, Ferrer may terminate its license agreement with us relating to citicoline in the event an unaffiliated third party acquires 50% of our Common Stock. In addition, vesting of shares of our Common Stock subject to stock awards under the 1997 Equity Incentive Plan accelerates and outstanding options under our stock option plans become immediately exercisable upon certain changes in control of the Company, except under certain conditions. In addition, Delaware corporate law imposes limitations on certain business combinations. These provisions could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and, accordingly, could adversely affect the price of our Common Stock.

We have never paid any dividends.

We have not paid any cash dividends on our Common Stock since inception and do not expect to do so in the foreseeable future. Any dividends will be subject to the preferential cumulative dividend of $0.1253 per share and $1.00 per share payable on the outstanding Series B Preferred Stock and Series C Preferred Stock, respectively, held by AHP and dividends payable on any other preferred stock we may issue.

Our stock price is volatile.

The market prices for our securities and for securities of emerging growth companies have historically been highly volatile. Future announcements concerning us or our competitors may have a significant impact on the market price of our Common Stock. Factors which may affect our market price include:

     .    litigation developments;
     .    results of clinical studies and regulatory reviews;
     .    market conditions in the pharmaceutical and biotechnology industries;
     .    competitive products;
     .    financings or corporate collaborations;
     .    sales or the possibility of sales of our Common Stock;
     .    our results of operations and financial condition;
     .    proprietary rights;
     .    public concern as to the safety or commercial value of our products;
          and
     .    general economic conditions.

The uncertainties associated with the Redux-related litigation have adversely affected and may continue to adversely affect the market price of our Common Stock. Furthermore, the stock market has experienced significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our Common Stock.

Our stock price could be negatively affected if our shares are sold, if we issue additional shares or if third parties exercise registration rights.

As of January 21, 2000, we had 42,109,262 shares of Common Stock outstanding. Substantially all of these shares are eligible for sale without restriction or under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act of 1933, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of:

      i.  one percent of the then outstanding shares of Common Stock, or
     ii. the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume or other requirements.

AHP has registration rights relating to 622,222 shares of Common Stock issuable upon conversion of preferred stock.

We have outstanding registration statements on Form S-3 relating to the resale of our shares of Common Stock and on Form S-8 relating to shares issuable under our 1989 Stock Option Plan, 1994 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Equity Incentive Plan and 1998 Employee Stock Option Plan. We plan to file a registration statement on Form S-8 relating to the resale of our shares of Common Stock if our 2000 Stock Option Plan is approved by our stockholders at our next annual meeting.

The recipients of shares of our Common Stock under the 1997 Equity Incentive Plan can sell these shares immediately when the shares vest. As of January 21, 2000, of the 1,314,332 shares of Common Stock issued or issuable under the 1997 Equity Incentive Plan pursuant to stock awards, 738,696 shares vested and were issued and the remaining 575,636 shares vest through May 2000. The vesting dates are subject to extension if they occur during a "Black Out Period." Black Out Periods generally are periods in which the recipient is unable to sell the shares subject to the award at the applicable vesting date due to legal or contractual restrictions. The vesting dates are also subject to acceleration under certain circumstances, including certain changes in control of the Company, except under certain conditions. Sales of the shares of Common Stock subject to restricted stock awards or the possibility of sales of such shares may adversely affect the market price of our Common Stock.

Our stockholders could be diluted if we issue our shares subject to options, warrants, stock awards or other arrangements.

As of January 21, 2000, we had reserved the following shares of Common Stock for issuance:

     . 7,241,000 shares issuable upon exercise of outstanding options and warrants, subject to anti-dilution provisions;

     . 575,636 shares issuable, at nominal consideration, upon vesting of stock awards under the Company's 1997 Equity Incentive Plan;

     . 622,222 shares upon conversion of Preferred Stock owned by AHP, subject to anti-dilution provisions; and

     . 5,376,000 shares reserved for grant and issuance under the Company's stock option plans, stock purchase plan and equity incentive plan.

As a result of anti-dilution provisions, additional shares of Common Stock may be issued upon exercise of certain warrants or conversion of the Preferred Stock.

We may grant additional options, warrants or stock awards. In addition, we may be required to issue additional shares of Common Stock in connection with technology acquisitions. To the extent such shares are issued, the interest of holders of Common Stock will be diluted.

Our business could be materially affected by year 2000 compliance failures.

We cannot fully assess the likelihood of third parties' Year 2000 compliance or the impact any noncompliance may have on our operations at this time. If there are significant delays or unanticipated Year 2000 issues with key business vendors, the Year 2000 issue could have a material adverse effect on our product development and our future results of operations and financial condition.

                                USE OF PROCEEDS

     To the extent any Shares are sold, each Selling Stockholder will receive all the net proceeds from the sale of his representative Shares; we will not receive any of such net proceeds. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the names of each Selling Stockholder and for each, the number of Shares beneficially owned as of January 21, 2000, and the number of Shares currently being offered for sale, based on information provided to us by such Selling Stockholders. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer all or any portion of the Shares for resale from time to time.

     The Shares are issuable to the Selling Stockholders, subject to the vesting as described in Note (2) below, pursuant to restricted stock awards granted under the Plan in consideration of services rendered (and payment of the par value of the Shares) to us by the Selling Stockholders, each of whom is an executive officer.

     The Plan covers an aggregate of 1,750,000 shares of Common Stock which may be issued pursuant to restricted stock awards, subject to vesting and certain other conditions. The Plan was authorized for adoption by the Board of Directors in October 1997 and, pursuant to Board authorization, approved by the Compensation Committee of the Board in November 1997, as an integral component of a management and employee incentive and retention program. The Board determined that such program, including the Plan, was in our best interests in order to retain, motivate and provide incentive to management and other employees, particularly in response to the perceived risk of attrition of key personnel and employee morale issues resulting after the withdrawal of Redux and related negative media coverage and legal proceedings. See "Risk Factors."

     Restricted stock awards to acquire an aggregate of 1,463,666 shares have been granted to employees in consideration of services rendered or to be rendered to us by such employees; 149,334 of such restricted stock awards have been cancelled due to employment terminations and 738,696 of such restricted stock awards have vested and been exercised. Restricted stock awards to acquire an aggregate of 625,000 shares have been granted to current executive officers, 175,000 of such restricted stock awards have vested and been exercised. There are outstanding restricted stock awards to acquire a total of 576,636 shares, of which 450,000 are held by current executive officers, and there are 435,668 shares reserved for issuance pursuance to future grants of restricted stock awards. The number of shares subject to restricted stock awards granted to each individual was based primarily on the employee's compensation and service.

     We have agreed, among other things, to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Plan of Distribution."

                                                         Number of     Percent of        Percent of
                                                            Shares     stock             stock
                                                      beneficially     beneficially      beneficially
                              Number of Shares to      owned after     owned prior to    owned after
Name                          be offered (2)              offering     offering (1)      offering
----                          -------------               --------     ------------      --------
Glenn L. Cooper M.D. (3)       150,000                   1,337,207      3.1%                 2.7%
Mark S. Butler (4)             100,000                     685,501      1.6%                 1.4%
Michael Rogers (5)             100,000                     225,000      *                       *
Bobby W. Sandage, Jr.          100,000                     672,229      1.6%                 1.3%
Ph.D. (6)

______________________
*     Less than 1%

     (1) Unless otherwise indicated, each stockholder listed has sole power to vote and direct disposition of the shares of Common Stock shown as beneficially owned by such stockholder. Includes (i) Shares which have Initial Vesting Dates pursuant to the Plan within 60 days of February 2, 2000 and (ii) shares of Common Stock issuable upon exercise of options which are exercisable within 60 days of February 2, 2000. Excludes (i) Shares which have Initial Vesting Dates which are not within 60 days of February 2, 2000 (although such Shares are being registered for resale) and (ii) shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days of February 2, 2000.

     (2) The Shares are being registered for the account of the Selling Stockholders, each of whom are entitled to receive Shares in satisfaction of Restricted Stock Awards granted pursuant to the Plan, subject to vesting and to the Company's right to repurchase the Shares under certain conditions. Vesting of the Shares being offered is as follows: 175,000 Shares in January 1999, 25,000 Shares in May 1999, 25,000 Shares in December 1999, 200,000 Shares in January 2000 and 25,000 Shares in May 2000 (the "Initial Vesting Dates"), provided that each Initial Vesting Date is subject to extension to a later vesting date under certain circumstances. See "Description of Securities" and "Shares Eligible for Future Sale."

     (3) Dr. Cooper is President and the Chief Executive Officer and Chairman of the Board of Directors of the Company. Includes (i) 7,206 shares, (ii) 1,180,001 Shares issuable upon exercise of options exercisable within 60 days of February 2, 2000, and (iii) 150,000 Shares subject to restricted stock awards which may vest within 60 days of February 2, 2000, but excludes (i) 639,999 shares issuable upon exercise of options which are not exercisable within 60 days of February 2, 2000, and (ii) the following held by Dr. Cooper's wife, an employee of the Company: (a) 70,000 shares issuable upon exercise of options and (b) 22,800 shares subject to restricted stock awards, as to all of which shares Dr. Cooper disclaims beneficial ownership.

     (4) Mr. Butler is Executive Vice President, Chief Administrative Officer and General Counsel of the Company. Includes (i) 7,500 shares, (ii) 3,000 shares owned by Mr. Butler's children, (iii) 575,001 shares issuable upon exercise of options exercisable within 60 days of February 2, 2000 and (iv) 100,000 Shares subject to restricted stock awards which may vest within 60 days of February 2, 2000, but excludes 394,999 shares issuable upon exercise of options which are not exercisable within 60 days of February 2, 2000.

     (5) Mr. Rogers is Executive Vice President, Treasurer and Chief Financial Officer of the Company. Includes (i) 150,000 Shares issuable upon exercise of options exercisable within 60 days of February 2, 2000, and (ii) 75,000 Shares subject to restricted stock awards which may vest within 60 days of February 2, 2000, but excludes (i) 300,000 Shares issuable upon exercise of options which are not exercisable within 60 days of February 2, 2000, and (ii) 25,000 Shares subject to restricted stock awards which do not vest within 60 days of February 2, 2000.

     (6) Dr. Sandage, Jr. is Executive Vice President, Research and Development and Chief Scientific Officer of the Company. Includes (i) 2,228 Shares, (ii) 570,001 Shares issuable upon exercise of options exercisable within 60 days of February 2, 2000 and (iii) 100,000 shares subject to restricted stock awards which may vest with 60 days of February 2, 2000, but excludes 374,999 Shares issuable upon exercise of options which are not exercisable within 60 days of February 2, 2000.

                             PLAN OF DISTRIBUTION

     We have been advised that the Selling Stockholders may sell Shares from time to time in transactions on the Nasdaq National Market or on other exchanges on which the Shares may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, or through other means. Sales may be effected at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The Selling Stockholders may effect such transactions by selling the Shares to or through underwriters, broker-dealers, or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers or agents who participate in the distribution of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Act. We have agreed to pay the expenses of registration in connection with this Offering and to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Act.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be prepared which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering.

     The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of Shares or the possibility of sales of Shares may depress the market price of our Common Stock. The Selling Stockholders are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

                           DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue up to 80,000,000 shares of Common Stock, $.001 par value. At January 21, 2000, there were 42,109,262 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote at all meetings of stockholders for each share held by them. Holders of Common Stock have no preemptive rights and have no other rights to subscribe for additional shares or any conversion right or right of redemption. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Subject to the rights of holders of Preferred Stock, if any, upon liquidation, all such holders are entitled to participate pro rata in the assets of the Company available for distribution. All of the outstanding shares of Common Stock are, and the shares to be issued hereby will be, when issued, fully paid and nonassessable.

Preferred Stock

     Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, has the authority to issue

Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. To the extent shares of Preferred Stock with voting rights are issued, such issuance affects the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares entitled to vote and, if applicable, by the creation of class or series voting rights. In addition, while the issuance of Preferred Stock can provide flexibility in connection with acquisitions and other corporate purposes, any issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. The Company has no agreements or arrangements to issue any additional shares of Preferred Stock or to establish or designate any additional series of Preferred Stock.

     In November 1992 and June 1993, the Company sold shares of Series B and Series C Preferred Stock to AHP pursuant to the AHP Agreements for an aggregate purchase price of $3,500,000. Holders of the Series B and Series C Preferred Stock are entitled to vote on all matters submitted to a vote of stockholders generally, other than the election of directors, holding the number of votes equal to the number of shares of Common Stock into which the Preferred Stock is then convertible. The shares of Series B Preferred Stock and the Series C Preferred Stock are convertible into an aggregate of 622,222 shares of Common Stock, subject to adjustment. Holders of the Series B and Series C Preferred Stock are entitled to receive out of funds legally available therefor, mandatory dividends of $0.1253 and $1.00 per share, respectively, payable at the election of the Company in cash or Common Stock. Such dividends are payable annually on April 1 of each year, accrue on a daily basis and are cumulative. In the event of any liquidation, distribution or sale of all or substantially all of the assets, dissolution or winding up of the Company, the holders of Series B and Series C Preferred Stock shall be entitled to receive a preference of $12.53 and $100 per share, respectively, plus cumulated and unpaid dividends, over the holders of Common Stock and any other shares.

     Until the date AHP ceases to be the registered holder of all of the outstanding Preferred Stock of at least one series, the Company will not, without the approval of the majority of the outstanding shares of all series of Preferred Stock issued to AHP, (i) issue shares of stock having a preference or, except shares issued to AHP, ranking pari passu with the outstanding series;
(ii) reclassify any shares of stock to shares having a preference over any such series; (iii) make any amendment to its Certificate of Incorporation or by-laws adversely affecting the rights of holders of such series; (iv) merge or consolidate with any entity or sell or otherwise dispose of all or substantially all of its assets or liquidate, dissolve, recapitalize or reorganize; (v) repurchase or redeem any shares of its Common Stock; (vi) pay dividends or make any other distribution on any Common Stock, except a distribution payable entirely in Common Stock, unless at the same time, a payment is made to the holder of such series equal to the amount the holder would have been entitled to had such holder converted its Series B and Series C Preferred Stock into Common Stock; or (vii) guarantee any indebtedness of any third party, except a subsidiary.


Other Options and Warrants

     At January 21, 2000, approximately 7,241,000 shares of Common Stock were issuable upon exercise of outstanding options and warrants.

Business Combination Provisions

     The Business Combination provision contained in Section 203 of Delaware's General Corporation Law ("Section 203") defines an interested shareholder as any person that (i) owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; and the affiliates and the associates of such person. Under Section 203, a resident domestic corporation may not engage in any business combination with any interested shareholder for a period of three years following the date such shareholder became an interested shareholder, unless i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder or (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for determining the number of shares outstanding (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances) or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by at least 66% of the affirmative voting stock which is not owned by the interested shareholder. The Company did not "elect-out" of the statute and, therefore, the restrictions imposed by Section 203 apply to the Company.

Transfer Agent and Registrar

     American Stock Transfer & Trust Company, New York, New York, serves as transfer agent and registrar for our Common Stock.

Shares Eligible for Future Sale

     At January 21, 2000, we had 42,109,262 shares of Common Stock outstanding. Substantially all of these shares are eligible for sale without restriction or under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about us. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume or other requirements.

     One of our stockholders has demand and piggy-back registration rights relating to 622,222 shares of Common Stock issuable upon conversion of preferred stock.

     All of the shares of Common Stock issuable under the Plan, including the 450,000 Shares offered hereby, can be sold by the recipient thereof immediately upon vesting of the Shares. As of February 2, 2000, of the 575,636 shares of Common Stock issuable under the Plan pursuant to Restricted Stock Awards, 473,000 Shares offered hereby vest in February 2000 and 102,636 shares vest in May 2000, subject to extension of each vesting date if it occurs during a "Black Out Period," generally meaning a period in which the recipient (including any Selling Stockholder) is unable to sell the Shares subject to the award at the applicable vesting date due to legal or contractual restrictions. The vesting dates are also subject to acceleration under certain circumstances, including certain changes in control of Interneuron, except under certain conditions. Sales of the shares of Common Stock subject to Restricted Stock Awards, including the Shares offered hereby, or the possibility of sales of such shares may adversely affect the market price of our Common Stock.

     In addition to the registration statement of which this Prospectus forms a part, we have outstanding registration statements on Form S-3 relating to the resale by other stockholders of the Company of shares of Common Stock and on Form S-8 relating to its stock option and purchase plans in order to permit holders of options and shares issued pursuant to the plans, other than affiliates of the Company, to sell, without restriction, shares of Common Stock issued pursuant to the Plans.

                                 LEGAL MATTERS

     The validity of the securities offered hereby were passed upon for us by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements as of September 30, 1999 and 1998 for each of the three years in the period ended September 30, 1999, incorporated by reference in this registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the Offering herein contained, and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in our affairs since any of the dates as of which information is furnished herein or since the date hereof.

                                    PART II

                    Information Not Required in Prospectus


Item 3. Incorporation of Documents by Reference

        The following documents filed with the Commission (File No. 0-18728) pursuant to the Exchange Act are incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, including any documents or portions thereof incorporated by reference therein and all amendments thereto;

2. The Company's definitive proxy statement dated January 28, 2000, except the Compensation Committee Report on executive compensation and the performance graph included in the proxy statement, filed pursuant to Section 14 of the Exchange Act;

3. The Company's Registration Statement on Form 8-A declared effective on March 8, 1990, as amended, registering the Common Stock under the Exchange Act; and

4. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company, 99 Hayden Avenue, Lexington, Massachusetts 02421, Attention: Chief Financial Officer, telephone (781) 861-8444.

Item 6. Indemnification of Directors and Officers.

        The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law.

        Reference is hereby made to Section 145 of the Delaware General Corporation Law relating to the indemnification of officers and directors which
Section is hereby incorporated herein by reference.

        The Registrant also has Indemnification Agreements with its officers and directors and has director and officer liability insurance.

Item 8.  Exhibits

Exhibits
--------

4.8 1997 Equity Incentive Plan and form of Restricted Stock Award Agreement thereunder (1)
5.1   Opinion of Bachner, Tally, Polevoy & Misher LLP as to legality (1)
23.1  Consent PricewaterhouseCoopers LLP
23.2  Consent of Bachner, Tally, Polevoy & Misher LLP - Included in
      Exhibit 5.1 (1)
24.1  Power of Attorney - Included on II-4 (1)

---------------
(1)  Previously filed.

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, County of Middlesex on the 8th day of February, 2000.

                                   INTERNEURON PHARMACEUTICALS, INC.
                                   By:

                                   /s/ GLENN L. COOPER, M.D.
                                   -------------------------
                                   Glenn L. Cooper, M.D.
                                   President, Chairman of the Board of Directors and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ GLENN L. COOPER                           President, Chairman of the               February 8, 2000
----------------------------------            Board of Directors and Chief
Glenn L. Cooper, M.D.                         Executive Officer

         *                                    Director                                 February  , 2000
----------------------------------
Lindsay Rosenwald, M.D.

         *                                    Director                                 February  , 2000
----------------------------------
Harry J. Gray

         *                                    Director                                 February  , 2000
----------------------------------
Alexander M. Haig, Jr.

         *                                    Director                                 February  , 2000
----------------------------------
Malcolm Morville, Ph.D.

         *                                    Director                                 February  , 2000
----------------------------------
Lee J. Schroeder

         *                                    Director                                 February  , 2000
----------------------------------
David B. Sharrock

/s/ MICHAEL W. ROGERS                         Executive Vice President                 February 8, 2000
----------------------------------            Treasurer and Chief Financial
Michael W. Rogers                             Officer
                                              (Principal Financial Officer)

/s/ DALE RITTER                               Senior Vice President, Finance           February 8, 2000
----------------------------------            (Principal Accounting Officer)
Dale Ritter

 /s/ GLENN L. COOPER, M.D.
-----------------------------
*By Glenn L. Cooper, M.D., as attorney-in-fact.

                                 Exhibit Index
                                 -------------

4.8 1997 Equity Incentive Plan and form of Restricted Stock Award Agreement thereunder (1)
5.2   Opinion of Bachner, Tally, Polevoy & Misher LLP as to legality (1)
23.1  Consent of PricewaterhouseCoopers LLP
23.3  Consent of Bachner, Tally, Polevoy & Misher LLP - Included in Exhibit
      5.1 (1)
24.2  Power of Attorney - Included on II-4 (1)

-----------------
(1)  Previously filed.